Exhibit 13.3

ANTHUS LIFE CORP.

(A DEVELOPMENT STAGE COMPANY)

FINANCIAL STATEMENTS

DECEMBER 31, 2010

ANTHUS LIFE CORP.

(A DEVELOPMENT STAGE COMPANY)

TABLE OF CONTENTS

DECEMBER 31, 2010

Report of Independent Registered Public Accounting Firm	F - 1

Balance Sheets as of December 31, 2010 and 2009	F - 2

Statements of Operations for the periods ended
December 31, 2010 and 2009 and the period from
June 4, 2009 (Date of Inception) to December 31, 2010	F - 3

Statement of Stockholders’ Equity as of December 31, 2010	F - 4

Statements of Cash Flows for the periods ended
December 31, 2010 and 2009 and the period from
June 4, 2009 (Date of Inception) to December 31, 2010	F - 5

Notes to Financial Statements	F - 6 – F - 10

Silberstein Ungar, PLLC CPAs and Business Advisors
Phone (248) 203-0080
Fax (248) 281-0940
30600 Telegraph Road, Suite 2175
Bingham Farms, MI 48025-4586
www.sucpas.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Boards of Directors
Anthus Life Corp.
Jacksonville, Florida

We have audited the accompanying balance sheets of Anthus Life Corp., as of December 31, 2010 and 2009, and the related statements of operations, stockholders’ equity, and cash flows for the periods then ended and the period from June 4, 2009 (date of inception) to December 31, 2010.  These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company has determined that it is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Anthus Life Corp., as of December 31, 2010 and 2009 and the results of its operations and cash flows for the periods then ended and the period from June 4, 2009 (date of inception) to December 31, 2010, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Anthus Life Corp. will continue as a going concern.  As discussed in Note 11 to the financial statements, the Company has limited working capital, has received limited revenue from sales of products or services, and has incurred losses from operations.  These factors raise substantial doubt about the Company’s ability to continue as a going concern.  Management’s plans with regard to these matters are described in Note 11. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Silberstein Ungar, PLLC
Silberstein Ungar, PLLC

Bingham Farms, Michigan
March 24, 2011

ANTHUS LIFE CORP.
(A DEVELOPMENT STAGE COMPANY)
BALANCE SHEETS
AS OF DECEMBER 31, 2010 AND 2009

	2010	2009
ASSETS
Current Assets
Cash and equivalents	$87,431	$5,943
Prepaid expenses	5,966	16,000
Inventories	24,706	34,029
Note receivable	35,000	0
Total Current Assets	153,103	55,972

Property and equipment, net	1,262	0

Other Assets
Deposit	1,700	0

TOTAL ASSETS	$156,065	$55,972

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Current Liabilities
Accrued expenses	$4,864	$6,614
Accrued expenses – related party	0	500
Accrued interest – related party	3,199	1,099
Due to director	100	0
Note payable – related party	35,000	35,000
Total Liabilities	43,163	43,213

Stockholders’ Equity
Common Stock, $.001 par value, 50,000,000 shares authorized, 3,784,500 and 788,000 shares issued and outstanding	3,785	788
Additional paid-in capital	368,815	78,012
Deficit accumulated during the development stage	(259,698)	(66,041)
Total Stockholders’ Equity	112,902	12,759

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$156,065	$55,972

See accompanying notes to financial statements.

ANTHUS LIFE CORP.
 (A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF OPERATIONS
FOR THE PERIODS ENDED DECEMBER 31, 2010 AND 2009
FOR THE PERIOD FROM JUNE 4, 2009 (INCEPTION) TO DECEMBER 31, 2010

	Year ended December 31, 2010	Period ended December 31, 2009	Period from June 4, 2009 (Inception) to December 31, 2010

REVENUES	$4,813	$0	$4,831
COST OF GOODS SOLD	5,526	0	5,526
GROSS MARGIN	(713)	0	(713)

OPERATING EXPENSES
Professional fees	4,162	4,250	8,412
Consulting fees	112,747	48,567	161,314
Advertising and promotion	17,759	0	17,759
Depreciation	72	0	72
Auto expense	2,110	81	2,191
Insurance	2,966	0	2,966
Meals and entertainment	5,406	262	5,668
Postage and delivery	2,787	87	2,874
Rent	4,101	1,000	5,101
Telephone, internet and utilities	7,505	601	8,106
Travel	6,747	1,349	8,096
Bank charges	1,337	2,175	3,512
Printing and reproduction	2,906	1,824	4,730
Investor and public relations	4,225	2,000	6,225
Graphic design	1,521	1,728	3,249
Office supplies	9,012	698	9,710
General and administrative expenses	5,481	320	5,801
TOTAL OPERATING EXPENSES	190,844	64,942	255,786

LOSS FROM OPERATIONS	(191,557)	(64,942)	(256,499)

OTHER EXPENSES
Interest expense	2,100	1,099	3,199

LOSS BEFORE PROVISION FOR INCOME TAXES	(193,657)	(66,041)	(259,698)

PROVISION FOR INCOME TAXES	0	0	0

NET LOSS	$(193,657)	$(66,041)	$(259,698)

NET LOSS PER SHARE: BASIC AND DILUTED	$(0.10)	$(0.13)

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING: BASIC AND DILUTED	1,962,108	507,682

See accompanying notes to financial statements.

ANTHUS LIFE CORP.
 (A DEVELOPMENT STAGE COMPANY)
STATEMENT OF STOCKHOLDERS’ EQUITY
PERIOD FROM JUNE 4, 2009 (INCEPTION) TO DECEMBER 31, 2010

	Common Stock		Additional paid-in	Deficit accumulated during the development
	Shares	Amount	capital	stage	Total

Inception, June 4, 2009	0	$0	$0	$0	$0

Shares issued for cash at $0.10 per share	788,000	788	78,012	-	78,800

Net loss for the period ended December 31, 2009	-	-	-	(66,041)	(66,041)

Balance, December 31, 2009	788,000	788	78,012	(66,041)	12,759

Shares issued for cash at $0.10 per share	2,996,500	2,997	296,653	-	299,650

Common stock issuance costs	-	-	(5,850)	-	(5,850)

Net loss for the year ended December 31, 2010	-	-	-	(193,657)	(193,657)

Balance, December 31, 2010	3,784,500	$3,785	$368,815	$(259,698)	$112,902

See accompanying notes to financial statements.

ANTHUS LIFE CORP.
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF CASH FLOWS
FOR THE PERIODS ENDED DECEMBER 31, 2010 AND 2009
FOR THE PERIOD FROM JUNE 4, 2009 (INCEPTION) TO DECEMBER 31, 2010

	Year ended December 31, 2010	Period ended December 31, 2009	Period from June 4, 2009 (Inception) to December 31, 2010
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss for the period	$(193,657)	$(66,041)	$(259,698)
Change in non-cash working capital items:
Depreciation	72		72
Changes in assets and liabilities:
(Increase) decrease in prepaid expenses	10,034	(16,000)	(5,966)
(Increase) decrease in inventories	9,323	(34,029)	(24,706)
Increase (decrease) in accrued expenses	(1,750)	6,614	4,864
Increase (decrease) in accrued expenses – related party	(500)	500	0
Increase in accrued interest – related party	2,100	1,099	3,199
NET CASH USED BY OPERATING ACTIVITIES	(174,378)	(107,857)	(282,235)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(1,334)	0	(1,334)
Issuance of note receivable	(35,000)	0	(35,000)
Security deposit	(1,700)	0	(1,700)
NET CASH USED IN FINANCING ACTIVITIES	(38,034)	0	(38,034)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from note payable – related party	0	35,000	35,000
Proceeds from due to director	100	0	100
Proceeds from issuance of common stock	299,650	78,800	378,450
Equity issuance costs	(5,850)	0	(5,850)
NET CASH PROVIDED BY FINANCING ACTIVITIES	293,900	113,800	407,700

NET INCREASE IN CASH	81,488	5,943	87,431

Cash, beginning of period	5,943	0	0
Cash, end of period	$87,431	$5,943	$87,431

SUPPLEMENTAL CASH FLOW INFORMATION:
Interest paid	$0	$0	$0
Income taxes paid	$0	$0	$0

See accompanying notes to financial statements.

ANTHUS LIFE CORP.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO THE FINANCIAL STATEMENTS
DECEMBER 31, 2010

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business
Anthus Life Corp. (“Anthus” or “the Company”) was incorporated in Nevada on June 4, 2009. Anthus is a developer and manufacturer of natural and organic food products packaged for consumer consumption.  The company has one product line in the natural food category currently, and will deploy several additional product lines fostering rapid growth in retail accounts, consumer exposure and revenue.

Development Stage Company
The accompanying financial statements have been prepared in accordance with generally accepted accounting principles related to development-stage companies.  A development-stage company is one in which planned principal operations have not commenced or if its operations have commenced, there has been no significant revenues there from.

Basis of Presentation
The financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States of America and are presented in US dollars.

Accounting Basis
The Company uses the accrual basis of accounting and accounting principles generally accepted in the United States of America (“GAAP” accounting). The Company has adopted a December 31 fiscal year end.

Cash and Cash Equivalents
Anthus considers all highly liquid investments with maturities of three months or less to be cash equivalents. At December 31, 2010 and 2009, the Company had $87,431 and $5,943 of cash, respectively.

Fair Value of Financial Instruments
The Company’s financial instruments consist of cash and cash equivalents, prepaid expenses, inventories, note receivable, accrued expenses, accrued interest – related party and note payable – related party. The carrying amount of these financial instruments approximates fair value due either to length of maturity or interest rates that approximate prevailing market rates unless otherwise disclosed in these financial statements.

Income Taxes
Income taxes are computed using the asset and liability method.  Under the asset and liability method, deferred income tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities and are measured using the currently enacted tax rates and laws.  A valuation allowance is provided for the amount of deferred tax assets that, based on available evidence, are not expected to be realized.

Use of Estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date the financial statements and the reported amount of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Inventories
Inventories consist of natural and organic food products, wrappers and boxes, and are stated at the lower of cost or market. Cost is determined on the average cost method. Inventories are reviewed and reconciled periodically.

ANTHUS LIFE CORP.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO THE FINANCIAL STATEMENTS
DECEMBER 31, 2010

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Revenue Recognition
The Company recognizes revenue when products are fully delivered or services have been provided and collection is reasonably assured.

Basic Income (Loss) Per Share
Basic income (loss) per share is calculated by dividing the Company’s net loss applicable to common shareholders by the weighted average number of common shares during the period. Diluted earnings per share is calculated by dividing the Company’s net income available to common shareholders by the diluted weighted average number of shares outstanding during the year. The diluted weighted average number of shares outstanding is the basic weighted number of shares adjusted for any potentially dilutive debt or equity. There are no such common stock equivalents outstanding as of December 31, 2010.

Stock-Based Compensation
Stock-based compensation is accounted for at fair value in accordance with ASC Topic 718.  To date, the Company has not adopted a stock option plan and has not granted any stock options.

Recent Accounting Pronouncements
Anthus does not expect the adoption of recently issued accounting pronouncements to have a significant impact on the Company’s results of operations, financial position or cash flow.

NOTE 2 – INVENTORIES

Inventories consist of packaging and supplies used in the production of the company’s product. Inventories are stated at the lower of cost, computed using the first-in first-out method, or market.

Inventories consisted of the following at December 31:

	2010	2009
Finished goods	$2,709	$9,724
Packaging and supplies	21,997	24,305
Total Inventories	$24,706	$34,029

NOTE 3 – PREPAID EXPENSES

Prepaid expenses consisted of an amount paid toward a consulting contract as of December 31, 2009.  The contract requires monthly payments of $3,500 that began in August 2009 for a period of five years.  The Company paid $33,500 to the consultant in December 2009 which covered all 2009 services and left a remaining prepaid balance of $16,000 as of December 31, 2009. The balance of $16,000 was expensed in 2010.

Prepaid expenses of $5,966 consisted of a balance paid to a consultant who is also a shareholder and director of the Company for January 2011 services in addition to the January 2011 rent.

ANTHUS LIFE CORP.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO THE FINANCIAL STATEMENTS
DECEMBER 31, 2010

NOTE 4 – PROPERTY AND EQUIPMENT

Property and equipment is recorded at cost. The Company depreciates the equipment using the straight-line method over the useful lives of the equipment. The useful lives are estimated to be between 3 and 7 years. Property and equipment consisted of the following at December 31:

	2010	2009
Furniture and fixtures	$685	$0
Office equipment	649	0
Total property and equipment	1,334	0
Less: Accumulated depreciation	(72)	(0)
Property and equipment, net	$1,262	$0

NOTE 4 –ACCRUED EXPENSES

Accrued expenses consisted of amounts due to the Company’s outside independent auditor and a consultant as of December 31, 2010 and 2009.

NOTE 5 – ACCRUED EXPENSES – RELATED PARTY

Accrued expenses – related party consisted of amounts due to an officer of the Company for consulting services as of December 31, 2009.  There were no accrued expenses due to a related party as of December 31, 2010.

NOTE – DUE TO DIRECTOR

During the year ended December 31, 2010, the director of the Company deposited $100 into the company bank account to maintain a minimum balance. The amount is due on demand, non-interest bearing and unsecured.

NOTE 7 – NOTE PAYABLE – RELATED PARTY

The Company has a note payable of $35,000 due to a related party as of December 31, 2010.  The note bears 6% interest, is unsecured and due on demand.

Interest expense was $2,100 and $1,099 for the periods ended December 31, 2010 and 2009.  The note and any accrued interest can be converted to stock at any time by the note holder at $0.005 current bid or some other price determined by the board of directors. Accrued interest on this note was $3,199 as of December 31, 2010.

NOTE 8 – COMMON STOCK

The Company has 50,000,000 shares of $0.001 par value common stock authorized.

During the period ended December 31, 2009, the Company issued 788,000 shares of common stock to several investors at $0.10 per share for total cash proceeds of $78,800.

During the year ended December 31, 2010, the Company issued 2,996,500 shares of common stock at $0.10 per share for total cash proceeds of $299,650.  Equity issuance costs related these issuances were $5,850 and were recorded as a reduction in additional paid in capital.

As of December 31, 2010 and 2009 there were 3,784,500 and 788,000 shares of common stock issued and outstanding, respectively.

ANTHUS LIFE CORP.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO THE FINANCIAL STATEMENTS
DECEMBER 31, 2010

NOTE 9 – COMMITMENTS AND CONTINGENCIES

The Company signed an agreement with a related party on August 1, 2009 for consulting services.  The agreement runs for a term of five years with monthly payments of $3,500.  The minimum annual payments over the life of the contract are as follows:

Year ended December 31, 2011	$42,000
2012	42,000
2013	42,000
2014	24,500
Total of payments	$150,500

The Company neither owned nor leased any real or personal property as of December 31, 2009. An officer has provided office services without charge.  There is no obligation for this arrangement to continue.  Such costs are immaterial to the financial statements and accordingly are not reflected herein.

On September 29, 2010, the Company signed a lease for office space in Jacksonville, Florida. The lease commenced on November 1, 2010 and is for a term of three years and one month. The monthly rent is $1,073.33 with annual increases. The lease required a security deposit of $1,700.

Year ended December 31, 2011	$12,933
2012	13,257
2013	11,277
Total of payments	$37,467

NOTE 10 – INCOME TAXES

As of December 31, 2010, the Company had net operating loss carry forwards of approximately $260,000 that may be available to reduce future years’ taxable income through 2029. Future tax benefits which may arise as a result of these losses have not been recognized in these financial statements, as their realization is determined not likely to occur and accordingly, the Company has recorded a valuation allowance for the deferred tax asset relating to these tax loss carry-forwards.

The provision for Federal income tax consists of the following:

	2010	2009
Federal income tax benefit attributable to:
Current operations	$65,843	$22,454
Less: valuation allowance	(65,843)	(22,454)
Net provision for Federal income taxes	$0	$0

The cumulative tax effect at the expected rate of 34% of significant items comprising our net deferred tax amount is as follows:

	2010	2009
Deferred tax asset attributable to:
Net operating loss carryover	$88,297	$22,454
Less: valuation allowance	(88,297)	(22,454)
Net deferred tax asset	$0	$0

ANTHUS LIFE CORP.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO THE FINANCIAL STATEMENTS
DECEMBER 31, 2010

NOTE 11 – GOING CONCERN

The accompanying financial statements have been prepared in conformity with generally accepted accounting principle, which contemplate continuation of the Company as a going concern.  However, the Company had limited revenues as of December 31, 2010.  The Company currently has limited working capital, and has not completed its efforts to establish a stabilized source of revenues sufficient to cover operating costs over an extended period of time.

Management anticipates that the Company will be dependent, for the near future, on additional investment capital to fund operating expenses The Company intends to position itself so that it may be able to raise additional funds through the capital markets. In light of management’s efforts, there are no assurances that the Company will be successful in this or any of its endeavors or become financially viable and continue as a going concern.

NOTE 12 – SUBSEQUENT EVENTS

In accordance with SFAS 165 (ASC 855-10) the Company has analyzed its operations subsequent to December 31, 2010 to April 3, 2011, the date these financial statements were issued, and have determined that it does not have any material subsequent events to disclose in these financial statements.